Exhibit 99.1

Capital Southwest Corporation Announces Formation and Launch of a Senior Loan Fund With Main Street Capital Corporation

– Initial equity capital commitment of $85 million, consisting of $68 million from Capital Southwest and $17 million from Main Street

– Senior loan fund to be named I-45 SLF LLC

– I-45 SLF will invest primarily in syndicated senior secured loans

– Capital Southwest and Main Street will jointly control the Board of Managers which will make all investment decisions

DALLAS, Sept. 10, 2015 (GLOBE NEWSWIRE) – Capital Southwest Corporation (NASDAQ:CSWC) (“CSWC” or the “Company”) today announced that it has formed a joint venture with Main Street Capital Corporation (NASDAQ:MAIN) (“Main Street”) to form I-45 SLF LLC (“I-45 SLF”), a senior loan fund that will invest primarily in syndicated senior secured loans in the upper middle market.

The initial equity capital commitment to I-45 SLF will total $85 million, consisting of $68 million from CSWC and $17 million from Main Street.  CSWC will own 80% of I-45 SLF and have a profits interest of 75.6%, while Main Street will own 20% and have a profits interest of 24.4%.  I-45 SLF’s Board of Managers will make all investment and operational decisions for the fund, and will consist of equal representation from CSWC and Main Street.  It is anticipated that I-45 SLF will enter into a senior credit facility with expected leverage of up to 2x debt-to-equity, the borrowings from which will be used to fund the purchase of senior secured loan assets.  CSWC and Main Street expect to begin funding loans for I-45 SLF later this month.

“We are excited about this opportunity to partner with Main Street, as this joint venture gives us immediate access to their strong established syndicated senior loan origination platform, while leveraging our joint credit expertise in producing attractive risk-adjusted returns,” said Bowen Diehl, Chief Investment Officer of CSWC and to-be-named Chief Executive Officer of CSWC after the completion of the spin-off of CSW Industrials, Inc.  “Our investment in I-45 SLF allocates a portion of our capital base to upper middle market syndicated senior secured loans, complementing our lower middle market origination efforts and advancing our investment strategy towards the goal of creating a granular and diversified credit portfolio.”

“We are very pleased with the interest from the senior lender community in the credit facility for I-45 SLF,” said Michael Sarner, Senior Vice President of CSWC and to-be-named Chief Financial Officer of CSWC after the completion of the spin-off of CSW Industrials, Inc.  “We are currently in discussions on final terms of the I-45 SLF credit facility with a lending partner that we believe will give I-45 SLF the ability to effectively execute its investment plan.”

“We believe I-45 SLF is an attractive investment opportunity from a return perspective that allows Capital Southwest to reposition its investment assets while allowing us to leverage our established middle market platform to build additional investment portfolios,” said Vince Foster, Chief Executive Officer of Main Street.

Evercore served as financial advisor to CSWC.

About Capital Southwest Corporation

Capital Southwest Corporation (NASDAQ:CSWC) is a Dallas-based publicly traded business development company (“BDC”), with approximately $775 million in assets. On September 8, 2016, Capital Southwest announced that its Board of Directors approved the spin-off of its industrial products, coatings, sealants and adhesives and specialty chemicals businesses into CSW Industrials, Inc. (“CSWI”).  Since its December 2, 2014 initial announcement of its intent to spin-off the industrial businesses of CSWI to the Capital Southwest shareholders, Capital Southwest has focused its new investment activity on senior “unitranche” debt, second lien and subordinated debt, as well as equity co-investments to support the acquisition and growth of middle market companies. Since Capital Southwest’s formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company, Capital Southwest is fortunate to have the flexibility to be creative in its financing structures and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 relating to, among other things, the manner, tax-free nature and expected benefits associated with the proposed spin-off of certain of CSWC’s control assets into a new, independent, publicly traded company (“CSW Industrials”), the expected timing of the completion of the transaction and the business, financial condition and results of operations of CSWC, including the businesses of CSW Industrials.  Any statements preceded or followed by or that include the words “believe,” “expect,” “intend,” “plan,” “should” or words, phrases or similar expressions or the negative thereof, are intended to identify forward-looking statements. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of CSWC.  There are a number of risks and uncertainties that could cause CSWC’s actual results to differ materially from the forward-looking statements included in this communication.  These risks and uncertainties include, but are not limited to, risks relating to CSWC’s ability to obtain all necessary approvals to complete, and to otherwise complete, the proposed spin-off transaction and to achieve the expected benefits therefrom.

In light of these risks, uncertainties, assumptions, and other factors inherent in forward-looking statements, actual results may differ materially from those discussed in this communication.  Other unknown or unpredictable factors could also have a material adverse effect on CSWC’s actual future results, performance, or achievements.  For a further discussion of these and other risks and uncertainties applicable to CSWC and its business, see CSWC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and subsequent filings with the Securities and Exchange Commission (the “SEC”). As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. CSWC does not assume any obligation to update these forward-looking statements to reflect any new information, subsequent events or circumstances, or otherwise, except as may be required by law.

Investor Relations Contacts:
Garrett Edson or Michael Callahan
ICR, Inc.
Garrett.Edson@icrinc.com | 203-682-8331, Michael.Callahan@icrinc.com | 203-682-8311

Media Contacts:
Phil Denning or Jason Chudoba
ICR, Inc.
Phil.Denning@icrinc.com | 646-277-1258, Jason.Chudoba@icrinc.com | 646-277-1249